Exhibit 10.15

MODIFICATION #1

TO THE

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS MODIFICATION #1 is made to the Amended and Restated Employment Agreement that was made effective on February 29, 2012 by and between INTERNATIONAL ISOTOPES INC., a public corporation incorporated in the state of Texas (hereinafter "INIS") and ST'EPHEN LAFLIN, (hereinafter "Mr. Laflin").

WITNESSETH:

WHEREAS, The term of the original agreement between the Parties was to have ended on February 28, 2017, and

WHEREAS, Mr. Laflin is willing to extend the date of the Agreement to expire on February 28, 2020; and

NOW THEREFORE, In consideration of the above, the Parties agree to modify the Agreement as follows:

1.  Article 3.1, 3.2, and 3.3 shall be modified to change the end date of the Agreement to February 28, 2020.

2.  Article 4.3(a) shall be revised to change the minimum share price for purposes of computing the annual stock award to $0.05 per share.

All other terns off the February 29, 2012 Agreement remain unchanged.

IN WITNESS WHEREOF, the Parties have executed this agreement as of the day and year as signed below.

INTERNATIONAL ISOTOPES INC.

/s/ Ralph Richart	Date 10/12/16

STEPHEN LAFLIN

/s/ Stephen Laflin	Date 10/12/16